EXHIBIT 99.1

GSI Technology, Inc.  Reports Fourth-Quarter and Fiscal 2019 Results

SUNNYVALE, Calif., May 02, 2019 (GLOBE NEWSWIRE) -- GSI Technology, Inc. (NASDAQ:GSIT) today reported preliminary financial results for its fourth fiscal quarter and fiscal year ended March 31, 2019.

	Three Months Ended			Twelve Months Ended
	Mar. 31, 2019	Dec. 31, 2018	Mar. 31, 2018	Mar. 31, 2019	Mar. 31, 2018
Net revenues	$12,686	$14,702	$11,191	$51,486	$42,643
Gross margin (%)	61.3%	68.3%	56.2%	61.4%	52.6%
Operating expenses	$8,135	$7,803	$6,400	$31,810	$26,897
Operating income (loss)	$(365)	$2,236	$(111)	$(182)	$(4,471)
Net income (loss)	$(102)	$2,262	$265	$163	$(4,515)
Net income (loss) per share, diluted	$0.00	$0.10	$0.01	$0.01	$(0.21)

Lee-Lean Shu, Chairman and Chief Executive Officer, stated “GSI had a strong year. We grew revenues 21% and expanded gross margins by 880 basis points, offsetting the increase in research and development expenses as we worked on bringing our new products to market and evolving our business. As a result, we narrowed our operating loss significantly, and finished the year with positive net income and cash flow from operations of $3.0 million. Our capital allocation strategy is to fund the commercialization of the APU, our in-place associative computing technology for artificial intelligence applications. Our APU utilizes a unique patented architecture that greatly improves computation, search and response time, while reducing power consumption as compared to current AI processors. The APU is designed to be optimal for similarity search applications in ecommerce, facial recognition and drug discovery or cheminformatics. I’m very excited about the results from our first silicon APU devices. Earlier this year, in a similarity search demo of an APU board for an alpha customer, we demonstrated measurably improved outcomes. The computation rates in the demo were accelerated from minutes to seconds in this customer’s application. We anticipate that with the final silicon we can further accelerate the computation rate to milliseconds. Our next APU milestone will be receiving our second silicon devices for testing and building demo boards, which we expect to happen later this summer. At that time, we will determine if we have a device that we can offer for general demos later this calendar year.”

Commenting on the outlook for GSI’s first quarter of fiscal 2020, Mr. Shu stated, “Our current expectations for the upcoming quarter are net revenues in a range of $12.3 million to $13.3 million, with gross margin of approximately 62% to 64%. Additionally, we have successfully passed the radiation testing of our SigmaQuad radiation-hardened products and are now starting the qualification process. We expect to have product available for shipment by the end of calendar 2019.”

For the fiscal year ended March 31, 2019, the Company reported net income of $163,000 or $0.01 per diluted share, on net revenues of $51.5 million, compared to a net loss of $(4.5) million, or $(0.21) per diluted share, on net revenues of $42.6 million in the fiscal year ended March 31, 2018. Gross margin was 61.4% compared to 52.6% in the prior year.

Total operating expenses were $31.8 million in fiscal 2019, an increase of 18.3% from $26.9 million in fiscal 2018. Research and development expenses were $21.4 million, compared to $17.0 million in the prior fiscal year, and selling, general and administrative expenses were $10.5 million, compared to $9.9 million in fiscal 2018. The increase in research and development expenses was primarily due to the development of the Company’s APU, its AI processor, including an expense of approximately $1.0 million related to a non-production mask set for the initial APU processor incurred in the second fiscal quarter ended September 30, 2018.

Fiscal 2019 operating loss narrowed to $(182,000) compared to an operating loss of $(4.5) million in the prior year. The improvement in the operating loss is primarily due to the increase in revenue and gross profit, offset by higher research and development expenses. Fiscal 2019 net income included interest and other income of $450,000 and a tax provision of $105,000, compared to $409,000 in interest and other income and a tax provision of $453,000 a year ago.

For the fourth quarter of fiscal 2019, the Company reported a net loss of $(102,000), or $(0.00) per diluted share, on net revenues of $12.7 million, compared to net income of $265,000, or $0.01 per diluted share, on net revenues of $11.2 million in the fourth quarter of fiscal 2018, and net income of $2.3 million, or $0.10 per diluted share, on net revenues of $14.7 million in the third quarter of fiscal 2019, ended December 31, 2018.  Gross margin was 61.2% compared to 56.2% in the prior year period and 68.3% in the preceding third quarter.

Sales to Nokia were $5.2 million, or 41.1% of net revenues, during the fourth quarter of fiscal 2019, compared to $4.1 million, or 36.7% of net revenues, in the same period a year ago and $6.6 million, or 45.2% of net revenues, in the prior quarter. Military/defense sales were 22.1% of fourth quarter fiscal 2019 shipments compared to 29.5% in the comparable period a year ago and 16.7% in the prior quarter.  SigmaQuad sales were 57.4% of fourth quarter fiscal 2019 shipments compared to 45.0% in the fourth quarter of fiscal 2018 and 69.7% in the preceding third quarter.

Total operating expenses in the fourth quarter of fiscal 2019 were $8.1 million, compared to $6.4 million in the fourth quarter of fiscal 2018 and $7.8 million in the preceding third quarter.  Research and development expenses were $5.6 million in the fourth quarter of fiscal 2019, compared to $4.3 million in the prior year period and $5.2 million in the preceding third quarter. Selling, general and administrative expenses were $2.6 million compared to $2.1 million in the quarter ended March 31, 2018, and flat sequentially from $2.6 million in the preceding quarter.

Fourth quarter fiscal 2019 operating loss was $(365,000) compared to an operating loss of $(111,000) a year ago and operating income of $2.2 million in the prior quarter.  The fourth quarter fiscal 2019 net loss included interest and other income of $186,000 and a tax benefit of $77,000, compared to $109,000 in interest and other income and a tax benefit of $267,000 a year ago. In the preceding quarter, net income included interest and other income of $96,000 and a tax provision of $70,000.

Total fourth quarter fiscal 2019 pre-tax stock-based compensation expense was $580,000, compared to $549,000 in the comparable quarter a year ago and $592,000 in the prior quarter.

At March 31, 2019, the Company had $61.8 million in cash, cash equivalents and short-term investments and $9.0 million in long-term investments, compared to $58.4 million in cash, cash equivalents and short-term investments and $7.9 million in long-term investments at March 31, 2018.

Conference Call

GSI Technology will review its financial results for the quarter ended March 31, 2019 and discuss its current business outlook during a conference call at 1:30 p.m.  Pacific (4:30 p.m.  Eastern) today, May 2, 2019.  To listen to the teleconference, please call toll-free 1-800-263-0877 approximately 10 minutes prior to the above start time and provide Conference ID 5793803.  You may also listen to the teleconference live via the Internet at www.gsitechnology.com, where it will be archived.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of semiconductor memory solutions. GSI’s resources are currently focused on bringing new products to market that leverage existing core strengths, including radiation-hardened memory products for extreme environments, and the APU designed to deliver performance advantages for diverse artificial intelligence applications. GSI Technology is headquartered in Sunnyvale, California and has sales offices in the Americas, Europe and Asia.  For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future.  All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected.  These risks include those associated with the normal quarterly and fiscal year-end closing process.  Examples of risks that could affect our current expectations regarding future revenues and gross margins include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the challenges of rapid growth followed by periods of contraction; and intensive competition; and delays or unanticipated costs that may be encountered in the development of new products based on our in-place associative computing technology and the establishment of new markets and customer relationships for the sale of such products. Further information regarding these and other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Source: GSI Technology, Inc. GSI Technology, Inc. Douglas M. Schirle Chief Financial Officer 408-331-9802

Hayden IR
Kim Rogers
Managing Director
385-831-7337
Kim@HaydenIR.com

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	March 31,	Dec. 31,	March 31,	March 31,	March 31,
	2019	2018	2018	2019	2018

Net revenues	$12,686	$14,702	$11,191	$51,486	$42,643
Cost of goods sold	4,916	4,663	4,902	19,858	20,217

Gross profit	7,770	10,039	6,289	31,628	22,426

Operating expenses:

Research & development	5,582	5,171	4,272	21,355	16,998
Selling, general and administrative	2,553	2,632	2,128	10,455	9,899
Total operating expenses	8,135	7,803	6,400	31,810	26,897

Operating loss	(365)	2,236	(111)	(182)	(4,471)

Interest and other income (expense), net	186	96	109	450	409

Loss before income taxes	(179)	2,332	(2)	268	(4,062)
Provision (benefit) for income taxes	(77)	70	(267)	105	453
Net income (loss)	$(102)	$2,262	$265	$163	$(4,515)

Net income (loss) per share, basic	$-	$0.10	$0.01	$0.01	$(0.21)
Net income (loss) per share, diluted	$-	$0.10	$0.01	$0.01	$(0.21)

Weighted-average shares used in
computing per share amounts:

Basic	22,169	21,979	21,334	21,889	21,085
Diluted	22,169	22,769	23,476	23,349	21,085

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

	Three Months Ended			Twelve Months Ended
	March 31,	Dec. 31,	March 31,	March 31,	March 31,
	2019	2018	2018	2019	2018

Cost of goods sold	$49	$71	$73	$234	$259
Research & development	335	330	298	1,310	1,141
Selling, general and administrative	196	191	178	722	670
	$580	$592	$549	$2,266	$2,070

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	March 31, 2019	March 31, 2018
Cash and cash equivalents	$42,495	$40,241
Short-term investments	19,346	18,124
Accounts receivable	7,339	5,279
Inventory	5,685	5,547
Other current assets	2,500	2,080
Net property and equipment	9,001	8,172
Long-term investments	8,997	7,923
Other assets	10,860	12,174
Total assets	$106,223	$99,540

Current liabilities	$8,733	$7,404
Long-term liabilities	4,335	5,321
Stockholders' equity	93,155	86,815
Total liabilities and stockholders' equity	$106,223	$99,540